Product supplement no. 170-I To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated January 22, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.
Capped Inverse Return Leveraged Notes Linked to an Index Fund

General

•                  Lehman Brothers Holdings Inc. may offer and sell capped inverse return leveraged notes linked to an index fund from time to time. This product supplement no. 170-I describes terms that will apply generally to the capped inverse return leveraged notes, and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate underlying supplement and term sheet or pricing supplement, as the case may be, will describe the index fund and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•                  The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•                  Payment is linked to an index fund as described below.

•                  Investing in the notes is not equivalent to investing in shares of the index fund to which the notes are linked, any of the common stocks held by the index fund, or any of the common stocks included in the underlying index.

•                  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-21.

•                  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.

•                  The minimum initial investment will be specified in the relevant terms supplement.

•                  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:	The index fund to which the notes are linked (the “Index Fund”), as specified in the relevant terms supplement.

Underlying Index:	The index underlying the index fund to which the notes are linked (the “Underlying Index”), as specified in the relevant terms supplement.

Knock-Out Event/ Automatic Call:

For notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Index Fund is above the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment described below under “Payment upon Knock-Out Event” on the third business day after the trading day upon which the Knock-Out Event occurred (such trading day, “the Knock-Out Determination Date”).

For notes with daily share monitoring, if at any time during the Monitoring Period the closing price of one share of the Index Fund is above the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment described below under “Payment upon Knock-Out Event” on the third business day after the Knock-Out Determination Date.

The relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes.

(continued on next page)

Investing in the Capped Inverse Return Leveraged Notes linked to an Index Fund involves a number of risks.  See “Risk Factors” beginning on page SS-1 in this product supplement no. 170-I and “Risk Factors” beginning on page US-1 in the relevant underlying supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 170-I, the accompanying base prospectus, the MTN prospectus supplement, the relevant underlying supplement, the relevant terms supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

January 22, 2007

Key Terms (continued)

Monitoring Period:

As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from, but excluding, the pricing date to, but excluding, the final Valuation Date.

Knock-Out Level:	The U.S. dollar amount calculated by multiplying the fixed percentage that will be specified in the relevant terms supplement by the Initial Share Price.

Payment upon Knock-Out Event:

If a Knock-Out Event occurs, your investment will result in a significant loss. Upon an automatic call upon the occurrence of a Knock-Out Event, you will receive a cash payment per $1,000 principal amount note calculated as follows:

present value of $1,000 – ($1,000 x (Knock-Out Share Return – Loss Reduction Factor));

provided, however, that in no event shall you owe any amount to Lehman Brothers Holdings. You will lose some or all of your investment if a Knock-Out Event occurs.

Knock-Out Share Return:	Unless otherwise specified in the relevant terms supplement:

Knock-Out Share Price – Initial Share Price Initial Share Price

Knock-Out Share Price:

The closing price of one share of the Index Fund on the first scheduled trading day after the Knock-Out Determination Date, times the Share Adjustment Factor. Such scheduled trading day is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Automatic Call.”

Initial Share Price:

The closing price of one share of the Index Fund on the pricing date, or such other date or dates as specified in the relevant terms supplement; provided that for purposes of determining whether a Knock-Out Event has occurred, the Initial Share Price shall equal the closing price of one share of the Index Fund on the pricing date divided by the Share Adjustment Factor.

Loss Reduction Factor:	A fixed percentage that will be specified in the relevant terms supplement, and will equal the difference between the fixed percentage used to calculate the Threshold Level and 100%.

Payment at Maturity:	The amount you will receive at maturity, if the notes are not automatically called, is based on the Final Share Price relative to the Initial Share Price and the Threshold Level.

If the Final Share Price is below the Initial Share Price, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the absolute value of the Share Return multiplied by the Leverage Factor, subject to the Maximum Total Return. The Leverage Factor will be a fixed percentage that will be determined on the pricing date and will be specified in the relevant terms supplement. The Maximum Total Return will be a fixed percentage of the $1,000 principal amount that will be specified in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return, even if the absolute value of the Share Return multiplied by the Leverage Factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, you will receive a cash payment per $1,000 principal note calculated as follows:

$1,000 + ($1,000 x absolute value of Share Return x Leverage Factor)

If the Final Share Price is below the Initial Share Price and the absolute value of the Share Return multiplied by the Leverage Factor exceeds the Maximum Total Return, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Maximum Total Return)

Your principal is protected against an increase in the Initial Share Price up to, and including, the Threshold Level. If the Final Share Price is above or equal to the Initial Share Price and equal to or below the Threshold Level, you will receive a cash payment of $1,000 per $1,000 principal amount note.

Key Terms (continued)

If the Final Share Price is above the Threshold Level, your investment will result in a loss. If the Final Share Price is above the Threshold Level, for every 1% increase of the Share Return, you will lose an amount equal to 1% of the principal amount of your notes, and you will receive a cash payment per $1,000 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 — ($1,000 x (Share Return – Loss Reduction Factor));

provided, however, that in no event shall you owe any amount to Lehman Brothers Holdings. You will lose some or all of your investment at maturity if the Final Share Price is above the Threshold Level.

Share Return:	Unless otherwise specified in the relevant terms supplement:

Final Share Price – Initial Share Price Initial Share Price

Leverage Factor:	A fixed percentage that will be determined on the pricing date and specified in the relevant terms supplement.

Maximum Total Return:	A fixed percentage of the $1,000 principal amount that will be specified in the relevant terms supplement.

Threshold Level:	The U.S. dollar amount calculated by multiplying a fixed percentage that will be specified in the relevant terms supplement by the Initial Share Price.

Final Share Price:

The closing price of one share of the Index Fund on the Observation Date, or the arithmetic average of the Index Fund closing prices on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement, times the Share Adjustment Factor.

Share Adjustment Factor:

Unless otherwise specified in the relevant terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “Description of Notes—Anti-Dilution Adjustments.”

Valuation Date(s):

The Final Share Price will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

TABLE OF CONTENTS

Product Supplement

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements and the relevant underlying supplement, this product supplement no. 170-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements and the relevant underlying supplement, this product supplement no. 170-I and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements and the relevant

SS-i

underlying supplement, this product supplement no. 170-I and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, the relevant underlying supplement and this product supplement no. 170-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, the relevant underlying supplement, this product supplement no. 170-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 170-I, the relevant underlying supplement, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 170-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 170-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 170-I and accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 170-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SS-ii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in shares of the Index Fund, any of the common stocks held by the Index Fund or any of the common stocks included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in the notes is suitable for you.In addition, you should consider carefully the discussion of risks set forth in the relevant underlying supplement before you decide that an investment in the notes linked to the Index Fund is suitable for you.  You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities.  The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, will be determined pursuant to the terms described in this product supplement no. 170-I and the relevant terms supplement.  You will receive at maturity only your principal amount if the Final Share Price is above or equal to the Initial Share Price and equal to or below the Threshold Level.  The return at maturity of only the principal amount of each note will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.  You will lose some or all of your principal amount at maturity if the Final Share Price is above the Threshold Level.  You will lose some or all of your principal amount upon an automatic call if a Knock-Out Event occurs.

Your potential return on your investment in the notes is limited to the Maximum Total Return and could be less than if you sold short the common stocks held by the Index Fund or included in the Underlying Index.

The opportunity to benefit from the possible decreases in the price of the Index Fund through an investment in the notes will be limited because the amount you receive on the maturity date will be limited to a fixed percentage of the principal amount, which we refer to as the Maximum Total Return, regardless of the leveraged depreciation of the Index Fund, which may be significantly greater than the Maximum Total Return. The Maximum Total Return is a fixed percentage of the $1,000 principal amount that will be specified in the relevant terms supplement.  If the Final Share Price is below the Initial Share Price and the absolute value of the Share Return multiplied by the Leverage Factor exceeds the Maximum Total Return, the payment at maturity shall equal $1,000 plus the Maximum Total Return multiplied by $1,000.  If the leveraged price of the Index Fund decreases relative to the Initial Share Price by more than the Maximum Total Return during the term of the notes, your return on the notes will be less than your return had you actually sold short shares of the Index Fund, the common stocks held by the Index Fund, the common stocks included in the Underlying Index or contracts relating to the Underlying Index for which there is an active secondary market.

The notes are subject to automatic call upon the occurrence of a Knock-Out Event.  If a Knock-Out Event occurs, you will lose all or part of your original investment.

If the price or closing price, as applicable, of one share of the Index Fund exceeds the Knock-Out Level during the Monitoring Period specified in the relevant terms supplement, a Knock-Out Event will have occurred and your notes will be automatically called at a significant loss.  The Knock-Out feature of the notes may shorten the term of your investment.

The Final Share Price may be above the closing price of the Index Fund at the maturity date of the notes or at other times during the term of the notes.

Because the Final Share Price is calculated based on the closing price of one share of the Index Fund on one or more Valuation Dates near the end of the term of the notes, the price of one share of the Index Fund at the maturity date or at other times during the term of the notes, including dates near the Valuation Date(s), could be below the Final Share Price.  This difference could be particularly large if there is a significant decrease in the price of one share of the Index Fund after the final Valuation Date, or if there is a significant increase in the price of one share of the Index Fund around the time of the Valuation Date(s), or if there is significant volatility in the price of one share of the Index Fund during the term of the notes (especially on dates near the Valuation Date(s)).  For example, when the Valuation Date(s) for the notes are near the end of the term of the notes, if the price of the shares of the Index Fund decreases or remains relatively constant during the initial term of the notes and then increases above the Initial Share Price, the Final Share Price may be significantly higher than if it were calculated on a date earlier than the Valuation Date(s).  Under these circumstances, you may receive a lower payment at maturity than you would have received if you had sold short shares in the Index Fund, the common stocks held by the Index Fund, the common stocks included in the Underlying Index or contracts relating to the Underlying Index for which there is an active secondary market.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index Fund has depreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes.  Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes.  Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such transaction costs.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes.  If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes.  We expect that, generally, the price of the shares of the Index Fund on any day will affect the value of the notes more than any other single factor.  However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price of the shares of the Index Fund.  The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•             the volatility or expected volatility in the Index Fund;

•             the time to maturity of the notes;

•             the dividend rate on the shares of the Index Fund or the common stocks held by the Index Fund;

•             interest and yield rates in the markets of the common stocks held by the Index Fund and the market generally;

•             the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the common stocks held by the Index Fund are denominated, if applicable;

•             economic, financial, political, regulatory or judicial events that affect the common stocks held by the Index Fund or markets generally;

•             the occurrence of certain events affecting the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

•             our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity or an automatic call upon the occurrence of a Knock-Out Event, if applicable.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting  from another factor or factors.  You may have to sell your notes at a substantial discount from the principal amount if the trading price of the shares of the Index Fund is at or above, or not sufficiently below, the Initial Share Price.

You cannot predict the future performance of the Index Fund based on its historical performance.  There can be no assurance that the price of shares of the Index Fund will decrease so that you will receive at maturity an amount in excess of the principal amount of the notes.  Nor can there by any assurance that the Final Share Price will not increase beyond a specified percentage of the Initial Share Price, in which case you will incur a loss of some or all of your principal amount.  Nor can there by any assurance that the price or closing price, as applicable, of one share of the Index Fund will not increase beyond a specified percentage of the Initial Share Price and thereby trigger a Knock-Out Event, in which case you will incur a loss of some or all of your principal amount.

The anti-dilution protection is limited.

The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund.  See “Description of Notes―Anti-Dilution Adjustments”.  The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Final Share Price on any Valuation Date and calculating the amount that we are required to pay you at maturity, if a Knock-Out Event does not occur and the notes are not automatically called.  In addition, the calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Knock-Out Share Price on the first scheduled trading day after the Knock-Out Determination Date and calculating the amount that we are required to pay you upon the resulting automatic call, if a Knock-Out Event does occur and the notes are automatically called.  These events may include disruptions or suspensions of trading in the markets as a whole.  If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Valuation Dates and the maturity date, or the calculation date and the payment date in connection with a Knock-Out Event, will be postponed and your return will be adversely affected.  See “Description of Notes—Market Disruption Events” in this product supplement no. 170-I.

Your return on the notes will not reflect dividends on the shares of the Index Fund or the common stocks held by the Index Fund.

Your return on the notes will not reflect the return you would realize if you actually owned shares of the Index Fund or the common stocks held by the Index Fund and received the dividends paid on such shares or common stocks.  This is because the calculation agent will calculate the amount payable to you at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, by reference to the Final Share Price or Knock-Out Share Price, respectively. The Final Share Price and Knock-Out Share Price reflect the closing price of one share of the Index Fund, as calculated without taking into consideration the value of dividends paid on the share or on any common stocks held by the Index Fund.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade the shares of the Index Fund, common stocks held by the Index Fund, common stocks included in the Underlying Index and other financial instruments related to the Index Fund and its component stocks on a regular basis, for their accounts and for other accounts under their management.  Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index Fund.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes.  Any of these trading activities could potentially affect the price of the shares of the Index Fund and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable.

We or our affiliates may currently or from time to time engage in business with companies whose common stocks are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.  In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose common stocks are held by the Index Fund or are included in the Underlying Index.  Any prospective purchaser of notes should undertake an independent investigation of each company whose common stock is held by the Index Fund or is included in the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the Index Fund or the common stocks that are held by the Index Fund or are included in the Underlying Index.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in shares of the Index Fund or the common stocks held by the Index Fund or the common stocks included in the Underlying Index, or instruments whose value is derived from the Index Fund, the common stocks held by the Index Fund or common stocks included in the Underlying Index.  While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially decrease the price of the Index Fund as well as the Initial Share Price, and, therefore, effectively establish a lower price that the Index Fund must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity.  From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in shares of the Index Fund or the common stocks held by the Index Fund or the common stocks included in the Underlying Index, or instruments whose value is derived from the Index Fund, the common stocks held by the Index Fund or common stocks included in the Underlying Index.  We cannot assure you that any of these activities will not have a material impact on the price of the shares of the Index Fund or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price; the price or closing price, as applicable, of one share of the Index Fund with respect to each trading day during the Monitoring Period for the purposes of determining whether a Knock-Out Event has occurred; the Share Adjustment Factor and anti-dilution adjustments, if any; the Final Share Price; the Share Return; the Knock-Out Share Price; the Knock-Out Share Return; the applicable USD LIBOR, if applicable; the present value of $1,000 upon an automatic call upon the occurrence of a Knock-Out Event, if applicable; the amount, if any, that we will pay you at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable. The calculation agent will also be responsible for determining, among other things, whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made.  In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

If a market disruption event occurs on a day that would otherwise be an averaging date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an averaging date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for a number of trading days (up to a maximum delay of the product of eight times the number of averaging dates as specified in the relevant terms supplement) following the maturity date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes.  No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes.  As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain.  Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document.  The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions.  Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes you agree to treat, a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument.  You should consult your own tax advisor concerning the alternative characterizations.  See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 170-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may only acquire the notes in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.  The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index Fund, the common stocks held by the Index Fund, the common stocks included in the Underlying Index or instruments whose value is derived from the Index Fund, the common stocks held by the Index Fund or common stocks included in the Underlying Index.  While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially decrease the price of the Index Fund as well as the Initial Share Price, and, therefore, effectively establish a lower price that the Index Fund must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity.  From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index Fund, the common stocks held by the Index Fund, the common stocks included in the Underlying Index or instruments whose value is derived from the Index Fund, the common stocks held by the Index Fund or the common stocks included in the Underlying Index.  Although we have no reason to believe that any of these activities will have a material impact on the price of the shares of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus.  A separate underlying supplement and terms supplement will describe the Index Fund and the terms that apply specifically to the notes, including any changes to the terms specified below.  Capitalized terms used but not defined in this product supplement no. 170-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement. The term “note” refers to each $1,000 principal amount of our Capped Inverse Return Leveraged Notes linked to an Index Fund.

General

The Capped Inverse Return Leveraged Notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to the index fund specified in the relevant terms supplement (the “Index Fund”).  The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement.  The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank N.A., as trustee.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, unless the notes have been automatically called upon the occurrence of a Knock-Out Event, if applicable, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index Fund, the Leverage Factor, the Maximum Total Return and the Threshold Level and which will be calculated in accordance with the formula set forth below.  If the notes are automatically called upon the occurrence of a Knock-Out Event, you will receive a payment in cash, the amount of which will vary depending on the performance of the Index Fund and which will be calculated in accordance with the formula set forth below.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 170-I and the relevant underlying supplement.  The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement.  If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

For notes with continuous share monitoring, if at any time during the Monitoring Period the price of one share of the Index Fund is above the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment described below on the third business day after the trading day upon which the Knock-Out Event occurred (the “Knock-Out Determination Date”).

For notes with daily share monitoring, if at any time during the Monitoring Period the closing price of one share of the Index Fund is above the Knock-Out Level, a Knock-Out Event will have occurred and the notes will be automatically called for a cash payment described below on the third business day after the Knock-Out Determination Date.

The relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes.

The “Monitoring Period” will be specified in the relevant terms supplement.  For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from, but excluding, the pricing date to, but excluding, the Observation Date or the final Averaging Date.

The “price” of one share of the Index Fund (or any successor index fund (as defined under “Description of Notes―Alternate Calculation of Price and Closing Price”) or one unit of any other security for which a price must be determined) on any trading day means:

•                    if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

•                    if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”), the highest reported bid price reported on the OTC Bulletin Board on such day;

•                    if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the price calculated pursuant to the alternative methods of calculation of price described under “Description of Notes―Alternate Calculation of Price and Closing Price”; or

•                    if a bid price is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest of the bids obtained, in each case subject to the provisions of “Description of Notes―Alternate Calculation of Price and Closing Price.”  The term OTC Bulletin Board will include any successor service thereto.

A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, asdetermined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

The Knock-Out Level will be the U.S. dollar amount calculated by multiplying the fixed percentage that will be specified in the relevant terms supplement by the Initial Share Price.

The “closing price” of one share of the Index Fund (or any such successor index fund or one unit of any other security for which a closing price must be determined) on any trading day means:

•                  if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

•                  if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board operated by the NASD on such day;

•                  if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•                    if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under “Description of Notes―Alternate Calculation of Price and Closing Price”; or

•                  if, because of a market disruption event (as defined under “Description of Notes―Market Disruption Events”) or otherwise, the last reported sale price for the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.  Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “Description of Notes―Alternate Calculation of Price and Closing Price.”  The term OTC Bulletin Board will include any successor service thereto.

Upon the occurrence of a Knock-Out Event, the notes will be automatically called and we will redeem all of the notes on the third business day after the Knock-Out Determination Date.  We will notify note holders of the occurrence of a Knock-Out Event on the first business day following the Knock-Out Determination Date.

Upon an automatic call upon the occurrence of a Knock-Out Event, you will receive a cash payment per $1,000 principal amount note calculated as follows:

present value of $1,000 – ($1,000 x (Knock-Out Share Return – Loss Reduction Factor));

provided, however, that in no event shall you owe any amount to Lehman Brothers Holdings.  You will lose some or all of your investment if a Knock-Out Event occurs.

The present value of $1,000, as determined by the calculation agent, will be the present value of $1,000 calculated as of the first scheduled trading day after the Knock-Out Determination Date (subject to postponement in the event of one or more market disruption events as described below), computed using a discount rate equal to the USD LIBOR in effect on such scheduled trading day with a designated maturity that corresponds most closely to the period from, and including, such scheduled trading day to, but excluding, the maturity date.

Unless otherwise specified in the relevant terms supplement, the “Knock-Out Share Return,” as calculated by the calculation agent, is the percentage change in the closing price of the Index Fund calculated by comparing the closing price of one share of the Index Fund on the first scheduled trading day after the Knock-Out Determination Date, subject to postponement in the event of one or more market disruption events as described below, times the Share Adjustment Factor (the “Knock-Out Share Price”), to the closing price of one share of the Index Fund on the pricing date, or such other date or dates as specified in the relevant terms supplement (the “Initial Share Price”); provided that for purposes of determining whether a Knock-Out Event has occurred, the Initial Share Price shall equal the closing price of one share of the Index Fund on the pricing date, or such other date or dates as specified in the relevant terms supplement, divided by the Share Adjustment Factor.  The relevant terms supplement will specify the Initial Share Price and the manner in which the Knock-Out Share Price is determined.  The Knock-Out Share Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Knock-Out Share Price – Initial Share Price
Knock-Out Share Return	=	Initial Share Price

Unless otherwise specified in the relevant terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund.  See “Description of Notes—Anti-Dilution Adjustments.”

The “Loss Reduction Factor” will be a fixed percentage that will be specified in the relevant terms supplement, and will equal the difference between the fixed percentage used to calculate the Threshold Level and 100%.

If there is one or more market disruption events on the first scheduled trading day after the Knock-Out Determination Date, the applicable date for determining the Knock-Out Share Price will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Knock-Out Share Price will not be determined on a date later than the eighth scheduled trading day after the first scheduled trading day after the Knock-Out Determination Date, and if such day is not a trading day or if there is a market disruption event on such date, the Knock-Out Share Price shall be deemed to be the closing price of one share of the Index Fund last in effect prior to the commencement of the market disruption event (or prior to the non-trading day).  The present value of $1,000 shall be calculated on the same date that the Knock-Out Share Price is determined.

Payment at Maturity

The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Valuation Date is postponed, as described below.

The amount you will receive at maturity, if the notes are not automatically called, is based on the price of the Final Share Price relative to the Initial Share Price and the Threshold Level.

•             If the Final Share Price is below the Initial Share Price, you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the Leverage Factor, subject to the Maximum Total Return.  The Leverage Factor will be a fixed percentage that will be determined on the pricing date and will be set forth in the relevant terms supplement.  The Maximum Total Return will be a fixed percentage of the $1,000 principal amount that will be specified in the relevant terms supplement.  Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the absolute value of the Share Return multiplied by the Leverage Factor is greater than the Maximum Total Return.  Subject to the Maximum Total Return, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x absolute value of Share Return x Leverage Factor)

If the Final Share Price is below the Initial Share Price and the absolute value of the Share Return multiplied by the Leverage Factor exceeds the Maximum Total Return, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 x Maximum Total Return)

•             Your principal is protected against an increase in the Initial Share Price up to, and including, the Threshold Level.  If the Final Share Price is above or equal to the Initial Share Price and equal to or below the Threshold Level, you will receive a cash payment of $1,000 per $1,000 principal amount note.

•             If the Final Share Price is above the Threshold Level, your investment will result in a loss.  If the Final Share Price is above the Threshold Level, for every 1% increase of the Index Fund above the Threshold Level, you will lose an amount equal to 1% of the principal amount of your notes, and you will receive a cash payment per $1,000 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 – ($1,000 x (Share Return – Loss Reduction Factor));

provided, however, that in no event shall you owe any amount to Lehman Brothers Holdings.  You will lose some or all of your investment at maturity if the Final Share Price is above the Threshold Level.

Unless otherwise specified in the relevant terms supplement, the “Share Return,” as calculated by the calculation agent, is the percentage change in the closing price of the Index Fund calculated by comparing the closing price of one share of the Index Fund on the Observation Date, or the arithmetic average of the Index Fund closing prices on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement, times the Share Adjustment Factor (the “Final Share Price”), to the Initial Share Price.  The relevant terms supplement will specify the manner in which the Final Share Price is determined.  The Share Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Share Return =	Final Share Price – Initial Share Price
Initial Share Price

The “Threshold Level” will be the U.S. dollar amount calculated by multiplying the fixed percentage that will be specified in the relevant terms supplement by the Initial Share Price.

The Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date.  The Valuation Date(s) will be specified in the relevant terms supplement and any such date is subject to adjustment.  If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Final Share Price will not be determined on a date later than the eighth scheduled trading day after the final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the Final Share Price shall be deemed to be the closing price of one share of the Index Fund last in effect prior to the commencement of the market disruption event (or prior to the non-trading day).

The maturity date will be set forth in the relevant terms supplement.  If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then any payment required to be made on the maturity date will instead be made on the next succeeding business day following such scheduled maturity date.  If, due to a non-trading day or a market disruption event, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement.  We describe market disruption events in this product supplement under “Description of Notes—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date.  We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent.  The calculation agent will determine, among other things, the Initial Share Price; the price or closing price, as applicable, of one share of the Index Fund with respect to each trading day during the Monitoring Period for the purposes of determining whether a Knock-Out Event has occurred; the Share Adjustment Factor and anti-dilution adjustments, if any; the Final Share Price; the Share Return; the Knock-Out Share Price; the Knock-Out Share Return; the applicable USD LIBOR, if applicable; the present value of $1,000 upon an automatic call upon the occurrence of a Knock-Out Event, if applicable; the amount, if any, that we will pay you at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable.  The calculation agent will also be responsible for determining, among other things, whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made.   All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

All calculations with respect to the Initial Share Price, any price or closing price of one share of the Index Fund, the Share Adjustment Factor, the Final Share Price, the Share Return; the Knock-Out Share Price; the Knock-Out Share Return and the applicable USD LIBOR, if applicable, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the present value of $1,000 upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, and the payment per $1,000 principal amount note, if any, at maturity or upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Final Share Price and consequently the Share Return, or calculating the amount, if any, that we will pay you at maturity.  In addition, certain events may prevent the calculation agent from calculating the Knock-Out Share Price and consequently the Knock-Out Share Return, or calculating the amount, if any, that we will pay you upon an automatic call upon the occurrence of a Knock-Out Event.  These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index Fund (or any successor index fund or other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

(1)(A)  the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the primary market for such shares (or such successor index fund or such other security) at any time during the one hour period preceding the close of the principal trading session in such market; or

(B)  a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for such shares (or such successor index fund or such other security) during the last one hour preceding the close of the principal trading session in such market are materially inaccurate; or

(C)  the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the last one hour period preceding the close of the principal trading session in the applicable market; or

(2)  (A) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) on the relevant exchanges for such stocks at any time during the one hour period preceding the close of the principal trading session on such relevant exchange; or

(B)  a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) at any time during the one hour period preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(3)  the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(4)  a decision to permanently discontinue trading in the relevant futures or options contracts; in each case, as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the successor index fund) shall be based on a comparison of:

•             the portion of the level of the Underlying Index (or the underlying index related to the successor index fund) attributable to that security relative to

•             the overall level of the Underlying Index (or the underlying index related to the successor index fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•             a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•             limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•             a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) by the primary securities market trading in such contracts by reason of:

°                   a price change exceeding limits set by such exchange or market,

°                   an imbalance of orders relating to such contracts, or

°                   a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security); and

•             a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any successor index fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the successor index fund).

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•                    the prior Share Adjustment Factor, and

•                    the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•      the prior Share Adjustment Factor, and

•                    the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•                    the prior Share Adjustment Factor, and

•                    a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the closing prices of one share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•                    the prior Share Adjustment Factor, and

•                    a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the closing price of the Index Fund on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternate Calculation of Price and Closing Price

If the Index Fund (or a successor index fund (as defined herein) is de-listed from the AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “successor index fund”).  If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund (or a successor index fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund).  If a successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund (or a successor index fund), that successor index fund or price or closing price, as applicable will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

If at any time:

•                    the Underlying Index (or the underlying index related to a successor index fund) is changed in a material respect, or

•                    the Index Fund (or a successor index fund) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Index Fund (or such successor index fund) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the price or closing price with reference to the shares of the Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or such successor index fund) upon written request by any investor in the notes.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash, if any, equal to the amount payable at maturity per $1,000 principal amount note as described in this product supplement under the caption “Description of Notes—Payment at Maturity,” calculated as if the date of acceleration were the final Valuation Date. If the notes have more than one Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates.  See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this product supplement.  If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement you should rely on the information in this product supplement.  If any information in the relevant pricing supplement is inconsistent with this product supplement, you should rely on the information in the relevant pricing supplement.  The relevant pricing supplement may also add, update or change information contained in this product supplement.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, except where noted, this summary does not address:

•                  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•                  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•                  tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•                  alternative minimum tax consequences, if any; or

•                  any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement.  Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat, and by purchasing a note for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss.  If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation.  The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. Those regulations would require you to accrue interest income at a market rate, notwithstanding the absence of coupon payments, and generally would characterize gain or, to some extent, loss as ordinary rather than capital. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code.  Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which would result in the imposition of United States federal income or withholding tax on the sale, exchange, other disposition or payment of a note.  You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition or on payments received at maturity in respect of the notes, provided that the index stock issuer is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

United States federal income tax

Based on the treatment of the notes described above, any gain or income realized upon the sale, exchange or other disposition or on payments received at maturity in respect of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or on payments received at maturity in respect of a note, and certain other conditions are met or (iii) possibly to the extent the issuer or issuers of stock underlying a stock index are United States real property holding corporations.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments.  In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent.  We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes.  We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price.  Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement.  In addition, the agent may offer and sell notes purchased by it as principal to other dealers.  These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes.  We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part.  Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part.  We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes.  Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes.  The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business.  Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market prices or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 170-I or theaccompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplements, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 170-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplementsor any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 170-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 170-I or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 170-I and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 170-I nor the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 170-I, the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each agent has represented and agreed that:

(a) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 170-I, the accompanying base prospectus, MTN prospectus supplement or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes or any interest therein that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes or any interest therein shall be deemed to have represented by its purchase or holding of the notes or any interest therein) that such purchase and holding does not violate applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.